Registration No. 333-130632

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRYANET LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 HaMarpe St.

Har Hotzvim

P.O. Box 45041

Jerusalem 91450, Israel

972-2-584-1000

(Address and Telephone Number of Registrant’s principal executive offices)

ViryaNet Limited

Albert A. Gabrielli

Chief Financial Officer

2 Willow Street

Southborough, MA 01745-1027

Tel: (508) 490-8600

(Name, address and telephone number of agent for service)

Copies to:

David S. Glatt

Raanan Lerner

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Silver Rd.

Ramat Gan 52506, Israel

Tel: 972-3-610-3100

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2006

EXPLANATORY NOTE

This Form F-3/A is filed for the purpose of making limited changes to the company’s Form F-3 dated December 22, 2005 and to supplement the company’s Form F-3/A dated January 19, 2006. These changes are limited to changes in Item 10. Undertakings and to the opinion attached as Exhibit 5 hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our Articles of Association provide that we shall be entitled to undertake in advance to indemnify an officer or director of ours, provided that the undertaking is restricted to the events of a kind which our board of directors may anticipate at the time it makes such undertaking at an amount which the board of directors determines is reasonable under the circumstances. In addition, we can indemnify an officer or director for specific occurrences retroactively. We have previously agreed to indemnify our officer or director to the fullest extent permitted under the Companies Law.

Our Articles of Association further provide that we may indemnify an officer or director of ours for liability or expense he incurs as a result of an action done by him in his capacity as our officer or director as follows:

1.	any monetary obligation imposed on the officer or director in favor of a third party pursuant to a judgment, including a compromise judgment given in a settlement or a judgment of an arbitrator, approved by the court.

2.	reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

(a)	within the framework of proceedings filed against him by us or on our behalf or by a third party, or

(b)	in a criminal proceeding in which he was acquitted, or

(c)	in a criminal proceeding in which he was convicted of a felony which does not require a proof of criminal intent.

In no event may we indemnify an officer or director for:

1.	a breach of the duty of loyalty toward us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not prejudice our interests;

2.	a breach of the duty of care which was done intentionally or recklessly;

3.	an intentional act which was done to unlawfully yield a personal profit; or

4.	a criminal fine or penalty.

In addition, we have a directors and officers liability insurance policy insuring our directors’ and officers’.

Item 9. Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit No.	Description

4.1	Form of Stockholders Agreement dated July 29, 2004 with the stockholders of Utility Partners Inc. (*)

4.2	Registration Rights Agreement dated February 7, 2005, with Telvent Investments, S.L (*)

4.3	Registration Rights Agreement dated August 5, 2005 with LibertyView Special Opportunities Fund, LP (**)

4.4	Warrant dated March 14, 2005, with Bank Hapoalim Limited (*)

4.5	Subscription Agreement dated September 26, 2005 among ViryaNet and the September 2005 Investor Group (**)

4.6	Letter dated December 22, 2005 from ViryaNet to Bank Hapoalim Limted. (**)

5	Opinion of Meitar Liquornik Geva & Leshem Brandwein, our Israeli counsel, as to the validity of the Ordinary Shares

23.1	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in the opinion attached as Exhibit 5)

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global

24	Power of Attorney (included on signature page)

(*)	Previously filed as exhibits to the Company’s Annual Report on Form 20-F dated July 15, 2005 for the year ended December 31, 2004.
(**)	Previously filed as exhibits to the Company’s Form F-3 dated December 22, 2005.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Southborough, on January 24, 2006.

VIRYANET LTD.

By:	/S/ ALBERT A. GABRIELLI
Albert A. Gabrielli, CFO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ SAMUEL I. HACOHEN Samuel I. Hacohen	Executive Chairman of the Board	January 24, 2006

/S/ MEMY ISH-SHALOM Memy Ish-Shalom	President and Chief Executive Officer (Principal Executive Officer)	January 24, 2006

/S/ ALBERT A. GABRIELLI Albert A. Gabrielli	Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2006

/S/ VLADIMIR MORGENSTERN Vladimir Morgenstern	Director	January 24, 2006

/S/ MANUEL SANCHEZ ORTEGA Manuel Sanchez Ortega	Director	January 24, 2006

/S/ LIOR BREGMAN Lior Bregman	Director	January 24, 2006

/S/ RONIT LERNER Ronit Lerner	Director	January 24, 2006

/S/ PETER GYENES Peter Gyenes	Director	January 24, 2006

Authorized Representative in the U.S.: ViryaNet, Inc.

By:	/S/ MEMY ISH-SHALOM
Name: Memy Ish-Shalom Title: President and Chief Executive Officer Date: January 24, 2006